SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

February 9, 2006

Date of Report (Date of earliest event reported)

INERGY, L.P.

(Exact name of Registrant as specified in its charter)

Delaware	0-32453	43-1918951
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

Two Brush Creek Boulevard, Suite 200

Kansas City, MO 64112

(Address of principal executive offices)

(816) 842-8181

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On February 9, 2006, the board of directors of Inergy GP, LLC, the managing general partner of the registrant, approved a new compensation plan for non-employee members of the board. The new compensation is as follows: (1) the annual cash retainer payable to non-employee directors will increase to $25,000 per year from $18,000 per year for attending regularly scheduled board meetings; (2) the chairman of the audit committee will receive an annual fee of $5,000 per year; (3) the chairman of the compensation committee will receive an annual fee of $1,000 per year; (4) each non-employee director will receive an annual grant of restricted units under the Inergy Long Term Incentive Plan (as amended and restated January 1, 2006) equal to $25,000 in value; and (5) the per meeting fees payable to members of the compensation committee and audit committee will increase to $1,000 per committee meeting attended from $500 per committee meeting attended. Non-employee directors will continue to receive $1,000 for each special meeting of the board of directors attended and $1,000 per conflicts committee meeting attended. A summary of the non-employee director compensation arrangements is attached as Exhibit 10.1 to this Current Report on Form 8-K.

Also on February 9, 2006, the board of directors approved certain amendments to the Inergy Long Term Incentive Plan. The amendments, among other things, allow for the grant of restricted units and clarify the effect of the exercise of options prior to the end of the subordination period. The Inergy Long Term Incentive Plan (as amended and restated January 1, 2006) is attached as Exhibit 10.2 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits.

Exhibit Number	Description
10.1	Summary of Non-Employee Director Compensation

10.2	Inergy Long Term Incentive Plan (as amended and restated January 1, 2006)

2

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INERGY, L.P.

	By:	INERGY GP, LLC,
Its Managing General Partner

Date: February 14, 2006	By:	/s/ Laura L. Ozenberger
Laura L. Ozenberger Vice President - General Counsel and Secretary

3